Exhibit 23.3

Independent Auditor’s Consent

We consent to the incorporation by reference in the Registration Statement of Nuveen Global Cities REIT, Inc. on Form S-11, Post-Effective Amendment No. 21 (File No. 333-222231) of our report dated January 10, 2019, with respect to the Statement of Revenue and Certain Operating Expenses of Main Street at Kingwood for the year ended December 31, 2017 included in the Form 8-K/A of Nuveen Global Cities REIT, Inc. filed on January 10, 2019. We also consent to the reference to our firm under the caption “Experts”.

/s/ CohnReznick LLP

CohnReznick LLP

Charlotte, North Carolina

April 12, 2019